April 26, 2006

STACCATO Gold Resources Ltd.

305 – 595 Howe Street

Vancouver, British Columbia

Canada V6C 2T5

Attention: Greg Hryhorchuk

Dear Sirs:

Re: Long Peak Project, Nevada

     This letter of intent (the “LOI”) sets out the basic terms upon which Argentex Mining Corporation (“ARGENTEX”) would be prepared to enter into a joint venture (the “Joint Venture”) with Staccato Gold Ltd. (“STACCATO”), for the exploration and development of that property located in Nevada known as Long Peaks and more particularly described on Schedule “A” hereto (the “Property”). The terms in this LOI are not comprehensive and additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the “Formal Agreement”) to be negotiated. The basic terms are as follows:

1.	ENFORCEABILITY OF LOI & AGREEMENT TO NEGOTIATE
FORMAL AGREEMENT

1.1	Until the Parties enter into the Formal Agreement, none of the terms and conditions set out in this LOI create binding obligations on either Party, except in respect of the obligations set out in sections 1.3, 1.4, 4.2, 6.1, 6.2, 7.2, 7.3 and 7.4.

1.2	The Parties agree to make every reasonable effort to negotiate and agree upon further terms, based upon this LOI, respecting the exploration and development of the Property, with the view to executing and delivering the Formal Agreement no later than June 21, 2006 (the “Effective Date”).

1.3	STACCATO warrants that as of the date this LOI is executed by STACCATO, (“Execution Date”):

(a)	no other person or corporation other than ARGENTEX has any agreement, option, right or privilege capable of becoming an agreement or option for the acquisition of rights to purchase or earn an interest in the Property, except as set out in section 3.4; and

(b)	STACCATO is authorized and has the right to enter into the agreements contemplated in this LOI.

1.4	The period commencing on the Execution Date and ending on the Effective Date is referred to as the “Negotiating Period”.
In consideration of the substantial resources ARGENTEX will expend in conducting the Due Diligence referred in Part 6, and in consideration of the paying STACCATO the sum of $15,000 (USD), STACCATO agrees that the during the Negotiating Period, STACCATO shall not enter into any other agreement nor negotiations with any third parties, dealing in any way with the Property.

2.	EARN-IN PROVISIONS

2.1	STACCATO will grant ARGENTEX sole and exclusive rights to earn/acquire up to a 75% interest in the Property on terms defined below.

2.2	ARGENTEX will earn (and STACCATO agrees to transfer) a 60% interest in the Property upon ARGENTEX paying to STACCATO a fee (the “Fee”) equal to $1,250,000 (USD). ARGENTEX may elect to pay the Fee either in cash or by way of restricted common shares of ARGENTEX (“Restricted Shares”), or in any combination of cash and Restricted Shares, plus contributing Exploration Investments to the Joint Venture in accordance with the schedule set out in 2.5.

2.3	If ARGENTEX elects to pay all or any portion of the Fee in Restricted Shares, the value of each Restricted Share shall be equal to the average closing price of ARGENTEX’S common shares (as reported on the OTC-Bulletin Board or, if ARGENTEX common shares are not then listed for quotation on the OTC-Bulletin Board, then on any successor market where ARGENTEX’S common shares then trade) during the 10 trading days immediately preceding the date the shares are issued to STACCATO.

2.4	“Exploration Investments” may consist of:

(a)	cash;

(b)	drilling;

(c)	any geological, analytical, environmental or engineering services;

(d)	legal or financial obligations of STACCATO agreed to be assumed or paid by ARGENTEX;

(e)	any operation fee, registration fee, annual fee required to keep the Property in good standing that may be paid by ARGENTEX; and/or

(f)	with the consent of STACCATO, any other non-cash contributions intended primarily to facilitate exploration of the Property.

2.5	ARGENTEX’s Exploration Investments will be made, and percentage interest in the Property earned, in accordance with the schedule set out below; provided, however, that

ARGENTEX may, in its sole discretion, terminate this Agreement earlier as provided in section 7.1, or accelerate the schedule as it sees fit:

Period	Value of Cash or Shares of ARGENTEX transferred to STACCATO on the first day of the period	Exploration Investments made by ARGENTEX by the last day of the period	Percentage Interest Earned in Property by the last day of the period
Effective Date to June 30, 2007 (“Year 1”)	$125,000 (USD)	$200,000 (USD)	0%
July 1, 2007 to June 30, 2008 (“Year 2”)	$250,000 (USD)	$400,000 (USD)	0%
July 1, 2008 to June 30, 2009 (“Year 3”)	$375,000 (USD)	$600,000 (USD)	0%
July 1, 2009 to June 30, 2010 (“Year 4”)	$500,000 (USD)	$800,000 (USD)	60%
Total	$1,250,000 (USD)	$2,000,000 (USD)	60%

2.6	The date as at which ARGENTEX has fully earned/acquired its initial 60 % interest in the Property as contemplated by this Part 2 is referred to as the “First Earn-In Date”.

2.7	Exploration Investments which exceed the minimum amounts prescribed by section 2.5 for Years 1, 2 or 3 will be carried forward and applied against the Exploration Investments for the next succeeding Year. The aggregate amount of any Exploration Investments that exceed the $2,000,000 (USD) total contemplated by section 2.5, will be carried forward and deemed to have been contributed by ARGENTEX towards its share of further Exploration Investments and the cost of a Feasibility Study for the purposes of section 2.8.

2.8	After the First Earn-In Date, ARGENTEX and STACCATO will share the cost of any further Exploration Investments and the cost of the Feasibility Study, in accordance with their respective interests in the Property (i.e. ARGENTEX 60% and STACCATO 40%). For the purposes of this LOI, “Feasibility Study” means a comprehensive study of the mineral deposit on and under the Property, in which all geologic, engineering, legal, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision to proceed with development of the deposit for mineral production.

2.9	ARGENTEX will earn (and STACCATO agrees to transfer) a further 15% interest in the Property (for a total 75%
interest) upon the completion of the Feasibility Study. The date as at which ARGENTEX has fully earned/acquired its additional 15.0% interest in the Property as contemplated by this section 2.7 is referred to in this LOI as the “Second Earn-In Date”.

2.10	ARGENTEX agrees that as part of the Exploration Investments, ARGENTEX will drill on the Property a minimum of 3,000 feet of core samples in Year 1, and 6,000 feet in each of Years 2, 3 and 4.

2.11	In addition to the obligations of ARGENTEX set out above, ARGENTEX also agrees to the following:

(a)	commencing July 1, 2006, ARGENTEX will pay or reimburse STACCATO for the annual Bureau of Land Management and County fees relating to the Property, of approximately $5,000 (USD) upon receipt of notices or receipts for the same, and

(b)	commencing January 1, 2007, ARGENTEX will pay or reimburse STACCATO for the annual property lease payment due to Carl Pescio in the amount of $65,000 (USD),

provided that the Formal Agreement remains in force and has not been terminated pursuant to section 7.1.

3.	EXPENDITURES FOLLOWING EARN-IN OF ARGENTEX’S INTEREST

3.1	Following the Second Earn-In Date, ARGENTEX and STACCATO will share the expenses of the Joint Venture in proportion to their respective interests in the Property (i.e. ARGENTEX as to 75% and STACCATO as to 25%).

3.2	In the event that one Party (the “Non-Contributing Party”) does not contribute its pro-rata share of Joint Venture expenses during the term of the Formal Agreement, the other Party (the “Contributing Party”) may contribute the Non-Contributing Party’s share, and the Contributing Party will earn an additional interest in the Property. The respective interests of ARGENTEX and STACCATO will be calculated in accordance with formulas to be agreed to by the parties prior to the Effective Date.

3.3	In the event that any Party’s interest in the Property is diluted to less than 5%, whether by reason of election or default, such Party’s interest in the Property will be automatically converted to a Net Smelter Return Royalty (“NSR”) to be agreed to by the parties prior to the Effective Date).

3.4	ARGENTEX agrees that the Property is already subject to the following agreements which shall be payable by ARGENTEX and STACCATO in accordance with their respective interests in the Property (i.e. 75% payable by ARGENTEX and 25% payable by STACCATO):

(a)	1% NSR to STACCATO;

(b)	2% NSR to Carl Pescio; and

(c)	3/4% NSR to Royal Gold.

4.	CONFIDENTIALITY AND OWNERSHIP OF EXPLORATION RESULTS

4.1	If the Parties enter into the Formal Agreement and continue to work together in facilitating the exploration and development of Property, then all information, results, tests,

studies, reports, equipment, samples, etc. (collectively “Product”) will be owned by the Parties in proportion to their respective interests in the Property.

4.2	If the Parties fail to enter into the Formal Agreement, ARGENTEX will, as soon as practicable following the termination of negotiations, return all Product to STACCATO that ARGENTEX may then have in its possession or under its control.

4.3	In connection with the transactions contemplated by this LOI, each Party may furnish to one or more other Parties certain information that is either non-public, confidential or proprietary in nature (the “Confidential Information”). Each Party acknowledges that the Confidential Information will be provided to it, or the Party will be granted access to the Confidential Information, solely for the purposes of facilitating the Joint Venture, and each Party agrees to receive the Confidential Information on the following terms and conditions:

(a)	that the Confidential Information is to be received and maintained in confidence;

(b)	the Party will not, directly or indirectly, disclose, communicate or make known the Confidential Information or any part thereof to any person, firm or corporation for any purpose other than facilitating the Joint Venture;

(c)	the Party will take all reasonable precautions to safeguard the Confidential Information against unauthorised disclosure;

(d)	that the Confidential Information shall be disclosed only to those employees, agents and professional advisers of the Party (collectively, the “Permitted Persons”) as are reasonably necessary to accomplish the purpose(s) of the Joint Venture;

(e)	that the confidential and proprietary nature of the Confidential Information shall be communicated to the Permitted Persons; and

(f)	the Party will be responsible for any unauthorised use or disclosure of Confidential Information by the Permitted Persons and by any and all other persons to whom it discloses the Confidential Information.

4.4	If a Party is required by any applicable law, stock exchange regulations or order to disclose any Confidential court
Information, such Party shall first notify the Party who owns the Confidential Information in writing, sufficiently in advance so as to provide the owner of the Confidential Information reasonable opportunity to seek to prevent such disclosure or to seek to obtain a protective order for such Confidential Information.

5.	CONTROL OF EXPLORATION WORK, FEASIBILITY STUDY AND
DEVELOPMENT WORK

5.1	Within 30 days after the Effective Date, the Parties will form an “Operating Committee” which will be responsible for determining the scope, plan and budget of the Exploration Investments to be carried out in respect of the Property. The Operating Committee will consist of 3 representatives from ARGENTEX and 1 representative from STACCATO. The

Operating Committee will endeavour to make decisions by consensus however in the event consensus cannot be reached, final decisions will be made by ARGENTEX.

5.2	After the Second Earn-In Date, the Operating Committee will be responsible for selecting the operator (the “Operator”)
of the Property.

6.	DUE DILIGENCE - CONDITIONS PRECEDENT TO ENTERING INTO
FORMAL AGREEMENT

6.1	STACCATO understands that prior to ARGENTEX entering into a Formal Agreement with STACCATO, that
ARGENTEX must undertake certain due diligence with respect to the Property. Accordingly, STACCATO agrees that ARGENTEX and its legal counsel will have a reasonable opportunity during the Negotiating Period to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the legal counsel and ARGENTEX are satisfied with the results of such due diligence, including but not limited to:

(a)	confirmation of STACCATO’s title to the Property;

(b)	review of any geological, analytical, environmental, engineering or other technical data relating to the Property which is either owned by STACCATO or in the possession of STACCATO and which STACCATO has permission to share with ARGENTEX, and any other information reasonably required by ARGENTEX;

(c)	review of any agreements between STACCATO and third parties, in which such third parties have rights to, or an interest in the Property or, royalties payable on gold or other minerals mined from the Property; and

(d)	such other information reasonably required by ARGENTEX.

(hereinafter collectively referred to as the “Information”).

6.2	STACCATO agrees to supply, or otherwise co-operate with ARGENTEX to provide or obtaining the Information for ARGENTEX. STACCATO also agrees to inform ARGENTEX of any other information relating to the Property that STACCATO is aware of but which it does not have possession of or the ability to share with ARGENTEX.

6.3	The obligation of ARGENTEX to enter into a Formal Agreement is also subject to :

(a)	the obtaining of consents prior to the end of the Negotiating Period from any parties from whom consent to the Joint Venture is required;

(b)	no material adverse change having occurred in connection with STACCATO or the Property prior to funding of ARGENTEX’s contribution;

(c)	no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this LOI; and

(d)	a satisfactory legal opinion being available from legal counsel to STACCATO addressing, at a minimum, due authorization and enforceability of this LOI and the Formal Agreement (in respect of contributions to be made after the Formal Agreement is entered into).

7.	GENERAL PROVISONS

7.1	After the Effective Date, ARGENTEX may terminate the Formal Agreement for any reason at the end of Year 1 (June 30, 2007), Year 2
(June 30, 2008), Year 3 (June 30, 2009) or Year 4 (June 30, 2010) provided that ARGENTEX gives STACCATO written notice at least 30 days in advance of June 30 of the then current Year.

7.2	Should there be a disagreement or a dispute between the Parties hereto with respect to this LOI or the Formal Agreement, or the interpretation thereof, the same will be referred to a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia), and the determination of such arbitrator will be final and binding upon the parties hereto. This section 7.2 will be deemed to be a submission to arbitration in accordance with the Commercial Arbitration Act.

7.3	Any notice required or permitted to be given to any of the parties to this LOI or the Formal Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such Party first above stated or such other address as any party may specify by notice in writing to the other parties, and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

7.4	This LOI and the Formal Agreement will be governed by and construed in accordance with the law of British Columbia.

7.5	If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this LOI no later than by 5:00 p.m. P.S.T. on
April 26, 2006. Facsimile is acceptable.

Yours truly,

Argentex Mining Corporation

/s/ Ken Hicks
Ken Hicks
President, Argentex Mining Corporation

The above terms are accepted this 28th day of April, 2006.

Staccato Gold Ltd.

/s/ Greg Hryhorchuk
Greg Hryhorchuk
Vice President

SCHEDULE A

The following unpatented mining claims located in Sections 22, 25, 26, 27, 34, 35 and 36, Township 32 North, Range 43 East, Elko County, Nevada, which are subject to the obligations contained in that Royalty Agreement between Carl A. and Janet L. Pescio and Gold Ventures, Inc. dated January 21, 2000:

Claim Name	BLM NMC#		County Recording

		Book	Page
Dew 40	812601	473	429
Dew 41	812602	473	430
Dew 42	812603	473	431
Dew 43	812604	473	432
Dew 44	812605	473	433
Dew 45	812606	473	434
Dew 46	812607	473	435
Dew 47	812608	473	436
Dew 49	812610	473	438
Dew 50	812611	473	439
Dew 51	812612	473	440
Dew 52	812613	473	441
Dew 53	812614	473	442
Dew 54	812615	473	443
Dew 55	812616	473	444
Dew 56	812617	473	445
Dew 57	812618	473	446
Dew 58	812619	473	447
Dew 59	812620	473	448
Dew 60	812621	473	449
Dew 61	812622	473	450
Dew 62	812623	473	451
Dew 63	812624	473	452
Dew 64	812625	473	453
Dew 65	812626	473	454

Dew 66	812627	473	455
Dew 67	812628	473	456
Dew 68	812629	473	457
Dew 69	812630	473	458
Dew 70	812631	473	459
Dew 71	812632	473	460
Dew 72	812633	473	461
Dew 73	812634	473	462
Dew 74	812635	473	463